                                                         Exhibit (10)(LViii)

Translation from German into English



                        Cooperation and Supply Agreement

                                     between

                                 1. VIRAGEN INC.
                         having its registered office at
                          865 SW 78th Avenue, Suite 100
                          Plantation, Florida 33324 USA

                      hereinafter referred to as "Viragen"


                          2. VIRAGEN DEUTSCHLAND GmbH
                        having its registered office at
                                    Frankfurt

                       -hereinafter referred to as "VGer"-

                                                   - parties of the first part -

                                       and
                 1. DRK-BLUTSPENDEDIENST BADEN-WURTTEMBERG gGmbH
                   having its registered office in Baden-Baden

    2. BLUTSPENDEDIENST DER DRK-LANDESVERBANDE NORDRHEIN UND WESTFALEN-LIPPE
                                      gGMBH
                      having its registered office at Hagen

          3. Blutspendedienst Hessen des Deutschen Roten Kreutzes gGmbH having its registered office at Frankfurt am Main

            4. Blutspendedienst des Bayerischen Roten Krenzes gGmbH
                     having its registered office at Munich

                                                    - parties of the second part


*the information redacted herefrom is the subject of a Confidentiality Request submitted to the Securities and Exchange Commission.

                                       I.
                              PRELIMINARY STATEMENT

 In medical practice, whole blood preserves are being used less and less. Instead, blood components are more frequently being fractionally distilled into blood plasma and erythrocytes depending on the medical indices. During this first phase of fractionation (centrifugation), a layer is created alongside the blood plasma and erythrocytes, the so called 'buffycoats", that contains various cells: the different types of leukocytes which, for medical reasons, must be strictly separated from the erythrocytes. An alternative method for separating the leukocytes is filtration. When whole blood is filtered the leukocytes remain in the filter. Unlike blood plasma and erythrocytes, leukocytes may not be used directly for medical purposes. Certain leukocytes contained in the buffycoats (source leukocytes) produce different interferon.

 Viragen bas developed a medical product. Omniferon(TM), the production of which requires substantial quantities of source leukocytes, Since source leukocytes cannot be stored for longer periods of time, the processing must take place in the Federal Republic of Germany. Viragen intends to establish the processing facilities through a subsidiary ("VGer") in Germany.

 Omniferon has not yet been approved as a drug.

 Thus the use of source leukocytes lies in Viragen's interest because the source leukocytes is the originating material for the production of Omniferon. A prerequisite for VGer in establishing processing facilities in Germany is that a sufficient quantity of source leukocytes be yielded and available.

 The DRK-BSD's interest in this matter lies in putting to further, medically meaningful use the source leukocytes which are automatically yielded during the first fractionation of the valuable basic blood plasma (Guts Blut)

 Based on the foregoing reasons. Viragen. VGer and DRK-Blutspendedicnstc are interested in working together as partners.
 Wherefore, the parties agree as follows:

                                       II.

                        COOPERATION AND SUPPLY AGREEMENT

                                      SS. 1
                         SUBJECT MATTER OF THE AGREEMENT

 (1) The subject matter of this Agreement is the collaboration of the Contracting Parties to use DRK source leukocytes in the manufacture of biological medical products.

 (2) In furtherance hereof, DRK-BSD shall, on a preferential basis, supply to VGer source leukocytes which have been produced from whole blood preserves and which were examined in accordance with the applicable statutory and regulatory provisions (Appendix 1) under the laws of the Federal Republic of Germany. Such source leukocytes will be supplied for purposes of producing and Interferon compound. Delivery shall be made in the form of buffycoats containing source leukocytes. DRK-BSD shall not conduct a prior second fractionation of the buffycoats. The buffycoats are not a finished pharmaceutical product, but rather a by-product.

 (3) VGer agrees to derive the source leukocytes from the raw material supplied (buffycoats or filter). If new production methods are employed, then the agreements memorialized in this contract will apply to the separated leukocytes only. If necessary, VGer will be responsible for yielding the leukocytes.

 (4) The DRK-BSD agree at their own expense to adjust their production conditions to the extent required in order to comply with the approval requirements for the other compounds created from the whole blood. The DRK-BSD further agree to adapt their production conditions to VGer's production conditions and specifications if this is possible as part of the approval process for the other compounds extracted from while blood and provided that VGer expresses its willingness to assume the additional expenses resulting therefrom. The quality features of the buffycoats as well as the requirements of production, transport and specifications which must be observed in any given case are set forth in detail in Annex 2 to this Agreement. The DRK-BSD shall bear all costs arising from the production of raw material in this respect.


                                      SS. 2
                     DELIVERY, ANNUAL SCHEDULING, ACCEPTANCE

 (1) The DRK-BSD agree to deliver the quantity of source leukocytes required by VGer for operating and fully utilizing a production facility
        (1 million buffycoats annually)

 (2) VGer agrees to accept for the upcoming year the buffycoats that have been ordered by 30 September of a current year. The deliveries will be ordered on a quarterly basis with a margin of fluctuation of plus or minus 15%. Such margin of fluctuation will be based on one-fourth of the annual amount ordered. VGer shall project the estimated annual quantity each calendar year and notify the DRK-BSD thereof.

 (3) VGer is free to determine the annual order quantity (preferential deliveries) during a transitional two-year period beginning with the acceptance of deliveries. After such two-year period, the annual order quantity shall be one million buffycoats, plus or minus 15%.

 (4) The order must be in writing and shall be submitted to a contact person as defined in SS.15.


 (5) Each of the DRK-BSD agrees, under this Agreement and up to their respective capacity limit, to supply a proportional quantity of buffycoats or source leukocytes corresponding to its respective donations in the previous year. VGcr shall be informed of such in writing no later than 31 January of the following calendar year. The delivery of small quantities shall be carried out by internal arrangement of the DRK-BSD through individual DRK-BSD.

         The time-table for on-going deliveries by the individual DRK.BSD shall be mutually stipulated by all the parties from time to time during the term of the Agreement.

         If one DRK-BSD cannot fulfill this obligation, in whole or in part, the other DRK-BSD agree to supply, within the scope of this Agreement and their respective capacity limits, the deficient quantity. The delivery shall be arranged internally by the DRK-BSD in accordance with sentence 3 of SS.2(5). This also applies to the mutual duty to inform and any agreements among the DRK-BSD regarding internal financial settlement arrangements. In the event of a non-culpable interruption in business operations, the DRK-BSD that are privy to this Agreement may discharge their delivery obligations by also supplying VGer with source leukocytes which are obtained from other DRK-BSD and which meet the quality requirements under this Agreement.

( ) VGer may export any buffycoats supplied by the DRK-BSD to other production facilities within the Viragen group of affiliated companies. VGer shall obtain the necessary governmental permits and approvals.

( ) VGer shall notify the DRK-BSD six months prior to the date on which the DRK-BSD should initiate regular deliveries (following the approval of Omniferon) as part of the production procedure. Once the deliveries have commenced, the DRK-BSD are obliged to initially supply half of the contractually stipulated quantity for a period of six months.

                                      SS.3
                                  DISTRIBUTION

(1) Pursuant to a special agreement yet to be concluded. VGer shall grant DRK-BSD the right to use Omniferon - a substance produced from the source leukocytes supplied by the DRK-BSD - at the institutions which are listed in Annex 3 and in which the associations of the German Red Cross have a majority interest or which are operated by one or more associations of the German Red Cross at wholesale prices which VGer changes from time to time in Germany and which are otherwise based on terms which have yet to be mutually stipulated. The Contracting Parties shall use their best efforts to negotiate a definitive sales agreement as soon as all documents necessary for approval (product license application) have been submitted to the competent authorities.

(2) VGer further agrees that, to the extent commercially reasonable, the Federal Republic of Germany will receive priority distribution of the Omniferon made from the source leukocytes supplied by the DRK-BSD after it has been approved in there.

                                      SS.4
                    COMPENSATION, PAYMENT DATES, CONFIRMATION

(1) The compensation for the source leukocytes supplied by the DRK-BSD shall be (*) of the consolidated sales of Omniferon as achieved by the Viragen group affiliated companies (Viragen, Inc. and all subsidiaries in which Viragen, Inc. is a majority owner). The basis for this calculation will not be the actual realized sale price, but rather the final sales price to consumers (without turnover tax) as shown in the so-called "Red List". The lowest sales price shall be DEM (*)/buffycoat plus turnover tax and the highest sales price shall be DEM (*)/buffycoat plus turnover tax. If no end sale price is indicated on the Red List, then the sales price will be the lowest sales price per buffycoat. Section 12(4) governs adjustments to the lowest and highest sale price.

(2) Compensation is due each year after the annual Viragen group financial statements have been reviewed. Installment payments toward the compensation must be made for the supplied buffycoats based on the lowest purchase price. The installment payments are due 90 days after delivery is made. Upon demand by DRK-BSD, Viragen or VGer shall furnish a bank guaranty (Bankburgschaft) in the amount if DEM (*) million to cover the amounts outstanding.

(3) The DRK-BSD have the right to obtain from the Viragen group financial statement auditor a certification as to the relevant annual sales of the Omniferon which is the subject matter of this Agreement. The certification shall be sent to DRK-BSD within 30 days after the auditor has presented this audited Viragen annual financial statements.

(4) If turnover tax is due on services performed under this Agreement, then such taxes shall be paid by the recipient of the services. The DRK-BSD agree to clarify the turnover tax treatment of the services.

(5) To discharge the obligation owed, payments must be made to a bank account specified in the future.

 (6)     Claims arising from this Agreement may not be assigned.



                                      SS.5
                       PLACE OF PERFORMANCE, RISK OF LOSS

 (1) With respect to any processing in Germany, the place of performance is the VGer production facility. With respect to any processing abroad, the place of performance is the airport in Germany which VGer has designated to the DRK-BSD as the place of delivery.

 (2) The DRK-BSD bears the risk of loss for the accidental destruction or accidental deterioration of the buffycoats during their transport to the place of performance.

                                      SS.7
            COMPENSATORY DAMAGES, WARRANTY, DUTIES OF CARE, INSURANCE

 (1) DRK-BSD's liability for product defects and consequential damages due to product defects is expressly limited to cases where the defect is the result of fault and the causality of the damage has been proven. The fault of the DRK-BSD vicarious agents will be imputed to the DRK-BSD. If the fact surrounding the faulty act occurred within the DRK-BSD sphere of risk, then DRK-BSD shall have the burden to prove that it was not at fault. Where fault exists, DRK-BSD will be liable for all damages including any pecuniary harm arising when products produced by Viragen or one of its affiliated companies cannot be sold or can be sold only at a reduced price. The total liability for all parties is limited to a maximum of DEM 2 million annually. The DRK-BSD are also obligated to replace all original material they had delivered in the event damages arose as a result of their fault.

         In all other cases, DRK-BSD's liability shall be governed by statute or the legal principles developed by case law. Liability will attach only if the relevant Contracting Parties are responsible for the circumstances upon which the liability is based. Compensatory damage claims for VGer's lost profits based on the non-performance of the delivery obligation under SS.2(5) are precluded.

 (2) The Contracting Parties are aware that not all rare infectious diseases (e.g., Creutzfeldt-Jacob Syndrome) can be identified under today's current testing procedures. The legal reporting requirements which are partially in place today may in some cases lead to a recall actions many years down the road. The DRK-BSD agree to promptly inform Viragen and VGer in the event that recall action criteria arise. The Contracting Parties hereby establish that henceforth in such cases the DRK-BSD shall replace free of charge the delivered source material produced from a contaminated production batch. Any additional losses shall be borne by each Contracting Party individually.

 (3) The DRK-BSD also otherwise agree to recall promptly any buffycoats which fail to meet the requirements set forth in SS.1(4). The DRK-BSD agree to comply with all statutory and regulatory provisions together with the requirements implicit therein as prescribed under the laws of the European Union and Germany and applicable to the production and introduction into commerce of source leukocytes (see also SS.1(4). The current quality requirements for the buffycoats, the production conditions, and the specifications are reproduced in Annex 2 to this Agreement.

 (4) The DRK-BSD agree to obtain a general liability insurance policy for a reasonable amount with a reputable insurance company, to maintain such policy for the duration of the Agreement, and to furnish proof thereof to VGer. The current insurance policies are listed in Annex 4 of this Agreement.

                                      SS.7
                      PARTICIPATION IN APPROVAL PROCEEDINGS

At the request of the DRK-BSD, the clinics (German Red Cross member associations or a companies of which a German Red Cross member association holds a majority interest) listed in Annex 5 of this Agreement may be included in the implementation of clinical studies within the scope of the approval proceedings if these clinics fulfill the clinical and technical requirements for such and also have the requisite licenses.

                                      SS.8
                       TERM OF THE AGREEMENT, TERMINATION

(1) The Agreement shall enter into force on 1 July 1998 for an initial definite term of ten years. The Agreement shall be automatically extended for an additional year in the event that a termination notice has not been given twelve months before the expiration of the Agreement or the expiration of any extension of the Agreement.

(2) A party to the Agreement may, without notice, prematurely terminate the Agreement for cause if the terminating party is not responsible for the facts or circumstances underlying the cause for termination. Cause will be deemed to exist if:

         - Viragen, VGer or a subsidiary has not submitted all documents necessary for the approval of Omniferon (Product License Application) in a European Union (EU) member state by 1 July 2003;

         - a party to the Agreement materially breaches Red Cross Policy, printed in Annex 6 of this Agreement, and the breach is not remedied within 30 days despite a written demand to do so;

         - circumstances arise for a party to the Agreement (particularly through sovereign acts) that make impossible, materially disrupt, prejudice, or make unreasonable the continuation of the Agreement, or it is no longer technically feasible and commercially practicable for Viragen to extract source leukocytes from the supplied raw material;

         - a party to the Agreement ceases making payments; files for bankruptcy, a judicial composition among creditors or a similar debt settlement procedure or a bankruptcy position is denied based on insufficient assets; or

         - a party to the Agreement fails to discharge a material duty (particularly duties to deliver and pay) under the Agreement within thirty (30) days of a written demand to do so.

In the event of a termination without notice, the obligations pursuant to this Agreement shall be fulfilled until the other party acknowledges the existence of cause of until a final, non-appealable judgment has been rendered. In any case, such performance may cease once the quantities ordered pursuant to SS.2(2) and
(3) have been delivered.

(3) In the event of a premature termination pursuant to sub-section 2, the Contracting Party responsible for giving rise to the cause therefore shall be liable to the other Contracting Parties for any damages resulting from the premature termination. Liability based on any claim for lost profits shall be limited to DEM 1 million.

(4)      Notice of termination must be made in writing.

                                      SS.9
                              SURRENDING DOCUMENTS

 Upon the expiration or termination of the contract, each Contracting Party shall surrender any and all property relating to or owned by the other Contracting Party including, inter alia, books, writings and records. No Contracting Party has the right to withhold such property.

                                      SS.10
                                 NON-DISCLOSURE

 Each Contracting Party covenants not to disclose any matters, relationships and business secrets to which they have become privy by virtue of the contract. This covenant will continue to bind the Parties even after the contract has ended. A breach of this duty of non-disclosure and any other such duty under the other agreements between the Contracting Parties shall be deemed cause within the meaning of SS.8(2).

                                      SS.11
                                   PUBLICATION

 DRK-BSD is aware that under US law, Viragen is obligated to publish material facts concerning its enterprise. Subject to the prior consent of the other Contracting Parties in accordance with SS.10, all Contracting Parties are entitled to publish details concerning the cooperation between the Contracting Parties. Viragen's compliance with its obligation under sentence one of this sub-section may not be thereby impaired. Consent will be deemed to have been given if no objection is lodged within one week following receipt of the publication draft.

                                      SS.12
                          ADJUSTMENTS TO THE AGREEMENT

 (1) If, as a result of medical/technical developments and/or statutory or regulatory requirements, changes arise which will negatively impact costs and/or prices, then the Contracting Parties shall, using their best efforts, conduct negotiations concerning adjustments to the Agreement.

 (2) Sub-section 1 shall also apply in the event of significant changes in the cost structure connection with the creation of source leukocytes and/or the production of Omniferons and the availability of source leukocytes in quantities and forms (buffycoat/filter) and in the event of a significant drop in donations. This will apply accordingly in the event that VGer manufactures additional products from the raw materials supplied.

 (3) The Contracting Parties mutually agree, to the extent it is reasonable, to eliminate or reduce any detrimental changes from the current conditions and to use any possible improvements.

 (4) The following applies with respect to any adjustments to the minimum and maximum per buffycoat purchase price as provided in SS.4(1). If the cost of living index for a 4-person household of civil servants and employees with higher incomes as established by the Federal Office of Statistics in Wiesbaden increases and decreases from the status per January 2000, then the minimum or maximum purchase price will be adjusted accordingly. The adjustment will be conducted annually at the beginning of any given calendar month commencing with deliveries were made prior thereto. Regarding the price quote, the date on which delivery is made to the DRK-Blutspendedienst will be dispositive. Should the above-referenced cost of living index disappear (e.g., as a result of the Euro), then the index which replaces it or the one which is most similar to it will be deemed as the controlling index for purposes of this provision.

                                      SS.13
                                FINAL PROVISIONS

 (1) Viragen and VGer are prepared to review the prospect of including additional DRK-BSD.

 (2) The DRK-BSD are prepared to review whether or not they would make available to VGer - against cost reimbursement - a portion of their land or the bordering land (which would still need to be purchased) for purposes of constructing manufacturing facilities.

 (3) The DRK-BSD grant VGer an option for the delivery of a supply of source leukocytes which would be required to make full capacity use of a second facility in German (an additional million buffycoats per year). The delivery would be in accordance with the terms of the Agreement and is subject to their actually having the required quantities in stock at the time the second production facilities are put into operation. In consideration hereof, VGer agrees, after a second production facility is put into operation, to purchase one million buffycoats plus or minus 15% annually pursuant to the terms of this Agreement. This option is valid until 30 June 2003.

                                      SS.14
                                     OPTIONS

 (1) Viragen and VGer are prepared to review the prospect of including additional DRK-BSD.

 (2) The DRK-BSD are prepared tor eview whether or not they would make available to VGer - against cost reimbursement - a portion of their land or the bordering land (which would still need to be purchased) for purposes of constructing manufacturing facilities.

 (3) The DRK-BSD grant VGer an option for the delivery of a supply of source leukocytes which would be required to make full capacity use of a second facility in Germany (an additional million buffycoats per year). The delivery would be in accordance with the terms of this Agreement and is subject to their actually having the required quantities in stock at the time the second production facilities are put into operation. In consideration hereof, VGer agrees, after a second production facility is put into operation, to purchase one million buffycoats plus or minus 15% annually pursuant to the terms of this Agreement. This option is valid until June 2003.


                                      SS.15
                  CONTACT PERSONS AT DRK-BSD; BINDING AUTHORITY

 (1) Any legally binding statements that must be made to the DRK-BSD shall be made to the person whom the DRK-BSD designates.

 (2) Any legally binding statements of the DRK-BSD must be made by the person whom it designates to do so.


                                      SS.16
                        CORPORATE AUTHORIZATION REQUIRED

 This Agreement will not enter into force until it has been approved by each supervisory body of the DRK-BSD. The DRK-BSD agree to promptly obtain such approval.

 March 19, 1998
 --------------


 Viragen, Inc.


/s/  Charles F. Fistel, Executive Vice President
------------------------------------------------

/s/  Gerald Smith, President
----------------------------







Viragen Deutschland GmbH


/s/  Gerald Smith, Managing Director
------------------------------------


DRK-Bluspendedienste


--------------------------------------------


 DRK-Blutspendedienst Baden-Wurttemberg gGmbH


--------------------------------------------


 Blutspendedienst der DRK-Landesverbande
 Nordrhein und Westfalen-Lippe gGmbH


--------------------------------------------


 Blutspendedienst Hessen des Deutschen
 Roten Kreuzes gGmbH


--------------------------------------------


 Blutspendedienst des Bayerischen
 Roten Kreuzes gGmbH